[LOGO] Astrata

Company Contact:                           Porter, LeVay & Rose, Inc.

Trevor Venter, CEO                         Marlon Nurse, VP - Investor Relations
tventer@astratagroup.com                   Jeff Myhre, VP - Editorial
                                           212-564-4700


                              FOR IMMEDIATE RELEASE


    ASTRATA GROUP ANNOUNCES SECOND QUARTER OF 2006 NET SALES OF $4.8 MILLION

                   NET SALES RISE 37% FROM FIRST QUARTER 2006

                       TELEMATICS SALES GROWTH EXCEEDS 55%


LOS ANGELES, CA, October 19, 2005 - Astrata Group Incorporated (OTC BB: ATTG), an international provider of innovative location-based IT services and solutions that incorporate the use of GPS and wireless communications technologies, today announced its financial results for the quarter and six months ended August 31, 2005.

Net sales for the second quarter of fiscal 2006 rose to $4.8 million for the quarter ended August 31, 2005, compared with $3.7 million in net sales for the same period of the prior year and with net sales of $3.5 million in the preceding quarter of fiscal 2006. Gross profit increased to $1.7 million in the second quarter of fiscal 2006, up from $1.4 million in the same period of the prior year and from $1.4 million in the preceding quarter of fiscal 2006.

Net loss for the second quarter of fiscal 2006 was approximately $2.6 million, or $0.21 per fully diluted share, compared with a net loss of $910,000, or $0.12 per fully diluted share, for the same period of the prior year and a net loss of $2.8 million, or $0.24 per fully diluted share, in the preceding quarter of fiscal 2006. Selling, general and administration expenses for the second quarter of fiscal 2006 were $3.4 million, up from $2.0 million in the same period of the prior year and from $3.3 million in the preceding quarter of fiscal 2006.

Trevor Venter, CEO, Astrata Group Inc. commented, "These results are in line with our expectations, and they reflect the shift we made in our business model to a recurring revenue approach to the business from a one-time sale model. Because we have shifted our business paradigm in the last several months, the consecutive-quarter perspective this year is more of a like-to-like comparison than a yearly perspective."

He added, "In the second quarter of fiscal 2006, much of our revenue growth has been in our telematics business line. Our telematics sales growth for the second quarter of fiscal 2006 exceeded 55%, compared to our first quarter fiscal 2006, and our geomatics sales growth between the quarters topped 25%."

                                     -more-

He also said, "If the US Dollar / South African Rand exchange rate had remained relatively constant between the first and second quarters of the 2006 fiscal year, the company's second quarter net sales, when reported in US Dollars, would have been approximately $200,000 greater."

Venter continued, "We have begun shipment on two significant contracts that we announced earlier this year. We have begun shipments of the hardware and software under a $3.0 million contract to asset/vehicle management specialists, North Securities ApS of Kaas, Denmark. Also, we have started shipment of 3,600 Geolocation Platform (GLP) units to Italy's Motivegeeks. The first 12 months of the agreement is designed to generate $1.55 million from product sales and recurring revenue, and, in subsequent years, to yield recurring revenues to the Astrata Group of $1.5 million per annum."

Venter concluded, "We are very pleased with the progress we have made during the first half of fiscal 2006. Having closed the first tranche of a $1.75 million financing just a few days ago, we are now positioned to continue our global expansion."

For the six months ended August 31, 2005, net sales rose to $8.3 million compared with net sales for the same period prior year of $7.0 million. Gross profit increased to $3.1 million in the first half of fiscal 2006, up from $2.8 million in the first half of fiscal 2005.

Net loss for the first half of fiscal 2006 was approximately $5.3 million, or $0.44 per fully diluted share, compared with a net loss of $1.9 million in first six months of fiscal 2005, or $0.28 per fully diluted share. Selling, general and administration expenses for the six months ended August 31, 2005 were $6.7 million, up from $4.3 million in the same period of the prior year.

Astrata's management will host a conference call today at NOON EDT (9 a.m. PDT) to discuss its financial results and achievements. To participate in the live call, please dial (888) 335-6674 from the US or, for international callers, please dial (973) 935-2100, pass code #6620549, approximately 15 minutes before the start time. A telephone replay will be available for one month by dialing
(877) 519-4471 from the US, or (973) 341-3080 for international callers, and entering pass code #6620549.

About Astrata Group Incorporated

Astrata Group Incorporated (OTC BB: ATTG) is a U.S. publicly listed company headquartered in the U.K. Astrata is focused on advanced location-based IT services and solutions (GEO-IT) that combine GPS positioning, wireless communications (satellite or terrestrial) and geographical information technology, which together enable businesses and institutions to monitor, trace, or control the movement and status of machinery, vehicles, personnel or other assets. Astrata has designed, developed, manufactured and currently supports seven generations of GEO-IT systems with over 80,000 units deployed worldwide.

Sales are divided between two divisions: telematics (remote asset management solutions) and geomatics (high-end professional GPS systems with accuracies approaching three millimeters). Astrata has approximately 230 permanent employees and employs nearly 100 people in its R&D and manufacturing divisions. For further information please visit www.astratagroup.com.

Certain statements in this press release that are not historical facts are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements may be identified by the use words such as "anticipate, "believe," "expect," "future," "may," "will," "would," "should," "plan," "projected," "intend," and similar expressions. Such forward-looking statements, involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of Astrata Group Incorporated (the "Company") to be materially different from those expressed or implied by such forward-looking statements. The Company's future operating results are dependent upon many factors, including but not limited to:
(i) the Company's ability to obtain sufficient capital or a strategic business arrangement to fund its current operational or expansion plans; (ii) the Company's ability to build the management and human resources and infrastructure necessary to support the anticipated growth of its business; (iii) competitive factors and developments beyond the Company's control; and (iv) other risk factors discussed in the Company's periodic filings with the Securities and Exchange Commission, which are available for review at www.sec.gov under "Search for Company Filings."

                          -financial tables to follow-

                   ASTRATA GROUP INCORPORATED AND SUBSIDIARIES
                      CONDENSED CONSOLIDATED BALANCE SHEET
                                   (UNAUDITED)
                                 August 31, 2005

                                     ASSETS
Current assets:
      Cash and cash equivalents                                    $    494,485
      Trade and other receivables, net                                4,166,893
      Inventories                                                     3,392,705
      Other assets                                                      101,032
                                                                   ------------
Total current assets                                                  8,155,115

Property and equipment, net                                           1,439,510
Intangible assets, net                                                1,613,100
Goodwill                                                              2,481,280
Investment in and advances to affiliate                                 288,438
                                                                   ------------
Total assets                                                       $ 13,977,443
                                                                   ============
                      LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
      Accounts payable                                             $  7,883,887
      Lines of credit                                                 2,324,750
      Income taxes payable                                              206,484
      Notes payable to stockholders                                   2,234,518
      Advances from stockholders                                        366,378
      Current portion of redeemable preferred stock of subsidiary       416,181
      Current portion of other long-term liabilities                     58,253
                                                                   ------------
Total current liabilities                                            13,490,451

Redeemable preferred stock of subsidiary                                716,990
Long-term liabilities                                                    78,604
Deferred tax liability                                                  513,967
                                                                   ------------
Total liabilities                                                    14,800,012
                                                                   ------------
Minority interest                                                       213,186

Commitments and contingencies

Stockholders' deficit:
      Preferred stock, $0.0001 par value, 10,000,000 shares
        authorized, none issued or outstanding                               --
      Common stock, $0.0001 par value, 40,000,000 shares
        authorized, 12,284,492 issued and outstanding                     1,228
      Additional paid-in capital, net                                11,974,706
      Deferred compensation cost                                       (500,000)
      Accumulated deficit                                           (12,666,951)
      Accumulated other comprehensive income                            155,262
                                                                   ------------
Total stockholders' deficit                                          (1,035,755)
                                                                   ------------
Total liabilities and stockholders' deficit                        $ 13,977,443
                                                                   ============

                                     -more-

                   ASTRATA GROUP INCORPORATED AND SUBSIDIARIES
     CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
           FOR THE THREE AND SIX MONTHS ENDED AUGUST 31, 2005 AND 2004
                                   (UNAUDITED)

                                                Three Months Ended August 31,     Six Months Ended August 31,
                                                   2005             2004             2005             2004
                                               -------------    -------------    -------------    -------------
                                                                (AS RESTATED)                     (AS RESTATED)
Net sales                                      $   4,791,340    $   3,671,642    $   8,286,698    $   6,937,321
Cost of goods sold                                 3,071,846        2,254,120        5,208,176        4,174,141
                                               -------------    -------------    -------------    -------------
Gross profit                                       1,719,494        1,417,522        3,078,522        2,763,180

Selling, general and administrative expenses       3,397,383        2,027,883        6,651,908        4,328,113
Research and development                             685,190          374,217        1,017,290          521,247
                                               -------------    -------------    -------------    -------------
Operating loss                                    (2,363,079)        (984,578)      (4,590,676)      (2,086,180)
                                               -------------    -------------    -------------    -------------
Other income (expense):
      Interest expense                              (237,191)          (7,954)        (802,806)         (14,010)
      Equity in net earnings of affiliate             13,634               --            3,669               --
      Other income                                   (19,778)         141,298           (4,305)         185,541
                                               -------------    -------------    -------------    -------------
Total other (expense) income                        (243,335)         133,344         (803,442)         171,531
                                               -------------    -------------    -------------    -------------
Loss before minority interest and provision
  for income taxes                                (2,606,414)        (851,234)      (5,394,118)      (1,914,649)
Income tax provision                                 (63,881)          93,185          (48,214)          50,844
                                               -------------    -------------    -------------    -------------
Loss before minority interest                     (2,542,533)        (944,419)      (5,345,904)      (1,965,493)
Minority interest                                    (12,863)          34,224            6,774           27,283
                                               -------------    -------------    -------------    -------------
Net loss                                       $  (2,555,396)   $    (910,195)   $  (5,339,130)   $  (1,938,210)
                                               =============    =============    =============    =============

Comprehensive loss and its components
  consist of the following:
      Net loss                                 $  (2,555,396)   $    (910,195)   $  (5,339,130)   $  (1,938,210)
      Foreign currency translation
      adjustment, net of tax                         (62,448)         (52,500)        (227,504)         (63,194)
                                               -------------    -------------    -------------    -------------
Comprehensive loss                             $  (2,617,844)   $    (962,695)   $  (5,566,634)   $  (2,001,404)
                                               =============    =============    =============    =============

Loss per common share*
      Basic                                    $       (0.21)   $       (0.12)   $       (0.44)   $       (0.28)
      Diluted                                          (0.21)           (0.12)           (0.44)           (0.28)

Weighted average common shares outstanding*
      Basic                                       11,999,048        7,650,000       11,999,048        6,962,500
                                               =============    =============    =============    =============
      Diluted                                     11,999,048        7,650,000       11,999,048        6,962,500
                                               =============    =============    =============    =============

* As restated for the three and six-month periods ended August 31, 2004


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